Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
AKCEA THERAPEUTICS, INC.

Paula Soteropoulos hereby certifies that:

ONE:                                                                The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was December 22, 2014.

TWO:            She is the duly elected and acting President and Chief Executive Officer of Akcea Therapeutics, Inc., a Delaware corporation.

THREE:                                              The Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

I.

The name of this corporation is Akcea Therapeutics, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.                                    The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Company is authorized to issue is One Hundred Seventy Three Million Eight Hundred Thousand (173,800,000) shares, One Hundred Million (100,000,000) shares of which shall be Common Stock (the “Common Stock”) and Seventy Three Million Eight Hundred Thousand (73,800,000) shares of which shall be Preferred Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.

B.                                    Subject to the restrictions set forth herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding plus the number of shares of Common Stock then issuable upon conversion of the Series A Preferred then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C.                                    All of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”).

D.                                    The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and the Series A Preferred are as follows:

1.                                      DIVIDEND RIGHTS.

(a)                                 Beginning January 1, 2015, dividends at the rate per annum of six percent (6%) of the Series A Original Issue Price (as defined below) per share, compounded annually, shall accrue on such shares of Series A Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in the following sentence of this Section 1 or in Section 3(a), such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Company shall otherwise be under no obligation to pay such Accruing Dividends. The “Original Issue Price” of the Series A Preferred shall be Seven dollars Thirty-Six cents ($7.36) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Certificate of Incorporation (the “Filing Date”)).

(b)                                 So long as any shares of Series A Preferred are outstanding, the Company shall not pay, set-aside, or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series A Preferred shall have been paid or declared and set apart, except for:

(i)                                    acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii)                                acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii)                            distributions to holders of Common Stock in accordance with Sections 3 and 4.

(c)                                  The provisions of Section 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the requisite holders of Series A Preferred as may be required by this Certificate of Incorporation.

(d)                                 California General Corporation Law (“CGCL”) Sections 502 and 503 shall not apply with respect to distributions on shares junior to the Series A Preferred as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

2.                                      VOTING RIGHTS.

(a)                                 General Rights.  Each holder of shares of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for each stockholders meeting or the effective date of each written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.  Except as otherwise provided herein or as required by law, the Series A Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)                                 Separate Vote of Series A Preferred.  For so long as at least 7,400,000 shares of Series A Preferred (subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like or other similar event affecting the Series A Preferred after the Filing Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise), provided that so long as the Series A Preferred has elected a majority of the members of the Company’s Board (the “Series A Preferred Directors”) pursuant to Section 2(c)(i) below, approval by the Series A Preferred Directors will constitute the required vote of the Series A Preferred under this section:

(i)                                    Any amendment, alteration, waiver, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) or any other action that adversely alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred;

(ii)                                Any increase or decrease in the authorized number of shares of Common Stock or  Preferred Stock;

(iii)                            Any increase in the number of shares of Common Stock available for issuance under any employee equity incentive or stock plan of the Company;

(iv)                             Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;

(v)                                 Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock  (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii) and (iii) hereof);

(vi)                             Any increase or decrease in the authorized number of members of the Company’s Board;

(vii)                         Any appointment or removal of an officer of the Company;

(viii)                     Any determination of compensation of employees at the level of vice president or higher level;

(ix)                             Any agreement by which the Company creates, incurs, guarantees or assumes any indebtedness, except for trade payables, on behalf of the Company (including obligations in respect of capital leases), in excess of $1,000,000;

(x)                                 Any material agreement by which the Company licenses, sublicenses or otherwise transfers, grants a security interest in or otherwise encumbers, any of the material intellectual property owned by or licensed to the Company;

(xi)                             Any action that causes or approves any (A) merger or consolidation of the Company, (B) acquisition of any other entity or assets of any other entity, if the value of the acquisition exceeds $100,000 or (C) sale of the company’s assets if the value of such assets exceeds $100,000;

(xii)                         Without limiting any other restriction included in this Section 2(b), any issuance of equity or debt securities in a financing valued at more than $10,000,000; and

(xiii)                     Any voluntary dissolution, liquidation or filing for bankruptcy of the Company.

(c)                                  Election of Board of Directors.

(i)                                    The holders of Series A Preferred, voting as a separate class, shall be entitled to elect two-thirds (2/3) (rounded up to the nearest whole) of the members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii)                                The holders of Common Stock, voting as a separate class, shall be entitled to elect one-third (1/3) (rounded down to the nearest whole) of the members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii)                            No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the CGCL. During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(iv)                             During such time or times that the Company is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election in which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

3.                                      LIQUIDATION RIGHTS.

(a)                                 Upon any (i) liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or (ii) Acquisition or Asset Transfer, as defined below (each a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series A Preferred held by them, an amount per share of Series A Preferred equal to the Original Issue Price plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)                                 After the payment of the full liquidation preference of the Series A Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(c)                                  As part of any Liquidation Event, if the amount of cash, securities and other property to which a holder of Series A Preferred would be entitled to receive in a Liquidation Event with respect to the shares of Series A Preferred held by such holder if such shares had been converted to Common Stock immediately prior to such Liquidation Event is greater than the amount such holder would receive pursuant to its liquidation preference set forth in Section 3(a) above, then such holder of Series A Preferred shall be deemed to have automatically elected to waive such right to receive the liquidation preference set forth in Section 3(a) and such holder’s shares of Series A Preferred shall be automatically converted to shares of Common Stock immediately prior to, and conditioned on the consummation of, such Liquidation Event

(d)                                 Shares of Series A Preferred shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series A Preferred.

(e)                                  For the purposes of this Certificate of Incorporation: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party and in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and any of its subsidiaries, on a consolidated basis.

(f)                                   In any Acquisition or Asset Transfer, if the consideration to be received by the Company or its successor is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

4.                                      CONVERSION RIGHTS.

The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the “Conversion Rights”):

(a)                                 Optional Conversion.  Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted.

(b)                                 Series A Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the “Series A Preferred Conversion Price,” calculated as provided in Section 4(c).

(c)                                  Series A Preferred Conversion Price.  The conversion price for the Series Preferred shall initially be the Original Issue Price of the Series A Preferred (the “Series A Preferred Conversion Price”).  Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4.  All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

(d)                                 Mechanics of Conversion.  Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor (if certificated), duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series A Preferred being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value as determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred being converted and (ii) in cash (at the Common Stock’s fair market value as determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e)                                  Adjustment for Stock Splits and Combinations.  If at any time or from time to time on or after the Filing Date the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                   Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time on or after the Filing Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Series A Preferred, the Series A Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i)                                    The Series A Preferred Conversion Price shall be adjusted by multiplying the Series A Preferred Conversion Price then in effect by a fraction equal to:

(A)                               the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)                               the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)                                If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series A Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)                            Notwithstanding the foregoing, (a) if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) as of the time of actual payment of such dividends or distribution to reflect the actual payment of such dividend or distribution; and (b) no such adjustment shall be made if the holders of Series A Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred had been converted into Common Stock on the date of such event.

(g)                                 Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time on or after the Filing Date the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)                                 Sale of Shares Below Series A Preferred Conversion Price.

(i)                                    If at any time or from time to time on or after the Filing Date the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than the then effective Series A Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series A Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A)                               the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series A Preferred Conversion Price, and

(B)                               the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the “number of shares of Common Stock deemed outstanding” as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date whether or not vested or exercisable as of such date.

(ii)                                For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed separately as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii)                            For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (x) Series A Preferred or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)                               in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)                               in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)                               If the minimum amount of consideration per share payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration per share is reduced; provided further, that if the minimum amount of consideration per share payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)                               No further adjustment of the Series A Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred.

(iv)                             For the purpose of making any adjustment to the Series A Preferred Conversion Price required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)                               shares of Common Stock issued upon conversion of the Series A Preferred;

(B)                               shares of Common Stock, Convertible Securities or other Common Stock purchase rights and the Common Stock issued pursuant to such Convertible Securities or Common Stock purchase rights issued after the Filing Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C)                               shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Filing Date;

(D)                               shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Board;

(E)                               shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board;

(F)                                shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company, as approved by the Board;

(G)                              any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) strategic alliances, collaborations, joint ventures, manufacturing, licensing marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that, in each case, the issuance of shares therein has been approved by the Board;

(H)                              shares of Common Stock issued in connection with a firm commitment underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended; and

(I)                                   shares of Common Stock or Convertible Securities, which the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series A Preferred shall specifically designate as not being deemed Additional Shares of Common Stock pursuant to a written consent of such holders.

References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h).  The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock.  In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(v)                                 In the event that the Company issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series A Preferred Conversion Price shall be reduced to the Series A Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)                                    Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series A Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred so requesting at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.  Failure to request or provide such notice shall have no effect on any such adjustment.

(j)                                    Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of at least a majority of the then outstanding shares of Series A Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k)                                 Automatic Conversion.

(i)                                    Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series A Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least sixty-seven percent (67%) of the then outstanding shares of the Series A Preferred on an as converted to Common Stock basis, or (B) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least the greater of two times (2X) the Original Issue Price of the Series A Preferred (as adjusted for stock splits, dividends, recapitalizations and the like after the Filing Date), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii)                                Upon the occurrence of either of the events specified in Section 4(k)(i) above, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares (if certificated) at the office of the Company or any transfer agent for the Series A Preferred.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(l)                                    Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m)                             Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)                                 Notices.  Any notice required by the provisions of this Section 4 will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (receipt verified), prepaid, to the party for which such notice is intended.  If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery will be deemed to be the next business day after such notice or request was deposited with such service.  If sent by certified mail, the date of delivery will be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.  All notices shall be addressed to each holder of record at the address or electronic mail address of such holder appearing on the books of the Company.

(o)                                 Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

5.                                      NO REISSUANCE OF SERIES A PREFERRED.

No share or shares of Series A Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

6.                                      SUPERIOR RIGHTS.

(a)                                 If within three years from the Filing Date, the Company proposes to issue securities to a party other than the then existing holders of the Series A Preferred and such securities provide rights, preferences or privileges (the “Superior Rights”) that are superior to the rights, preferences and privileges provided to the Series A Preferred under this Certificate of Incorporation, then, (a) at least 30 days prior to the closing of such issuance, the Company will provide the then existing holders of Series A Preferred a written notice describing the proposed issuance, including the Superior Rights; and (b) as part of such issuance of securities, each outstanding share of Series A Preferred will be automatically adjusted as a whole such that it has the same rights, preferences and privileges as the Superior Rights when taken as a whole, except that the Series A Preferred will retain its Original Issue Price and any dividends will accrue on such Series A Preferred as of the date specified in Section 1(a) of Article IV.

(b)                                 Without limiting the rights of each holder of Series A Preferred under Section 6(a) above, if the Company issues securities that have Superior Rights and the shares of Series A Preferred have been adjusted in accordance with Section 6(a) above (a “Rights Adjustment”), and this Certificate of Incorporation is not amended to so codify such Rights Adjustment, then the Company, at its expense, shall compute such Rights Adjustment in accordance with the provisions hereof and shall, prepare a certificate specifying the details of such Rights Adjustment, and shall mail such certificate, by overnight mail, postage prepaid, to each registered holder of Series A Preferred at the holder’s address as shown in the Company’s books.  Failure by the Company to provide such a certificate shall have no effect on any such Rights Adjustment.

V.

A.                                    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.                                    The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C.                                    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                                    The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B.                               Subject to Section D.2.(b) and Section D.2.(c)(i) of Article IV, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C.                          The directors of the Company need not be elected by written ballot unless the Bylaws so provide

* * * *

FOUR:   This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:        This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said Company in accordance with Section 228 of the DGCL.  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, Akcea Therapeutics, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer the 17th day of December, 2015.

/s/ Paula Soteropoulos
PAULA SOTEROPOULOS
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AKCEA THERAPEUTICS, INC.

Akcea Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), as amended (the “Company”), does hereby certify that:

1.                                      The name of the Corporation is Akcea Therapeutics, Inc., and the Company’s initial Certificate of Incorporation was filed with the Secretary of State of Delaware on December 22, 2014.

2.                                      This Certificate of Amendment, which amends the Company’s Amended and Restated Certificate of Incorporation (the “Prior Certificate”), was duly adopted in accordance with the provisions of Section 242 of the DGCL, and was approved by written consent of the stockholders of the Company pursuant to Section 228(d) of the DGCL.

3.                                      Article IV, Section A of the Prior Certificate is hereby amended and restated as follows:

“A.                              The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Company is authorized to issue is One Hundred Forty Million (140,000,000) shares, One Hundred Million (100,000,000) shares of which shall be Common Stock (the “Common Stock”) and Forty Million (40,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.

Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware:

Each 2.555 shares of Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Company. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors.

Each 2.555 shares of Series A Preferred (as defined in the Prior Certificate), par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Series A Preferred, par value $0.001 per share, of the Company. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series A Preferred (after giving effect to the foregoing reverse stock split) as determined by the Board of Directors.”

4.                                      Article IV, Section D(4)(k)(i) of the Prior Certificate is hereby amended and restated as follows:

“(i)                              Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series A Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least sixty-seven percent (67%) of the then outstanding shares of the Series A Preferred on an as converted to Common Stock basis, or (B) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its duly authorized officer, this 19h day of June, 2017.

AKCEA THERAPEUTICS, INC.

By:	/s/ Patrick R. O’Neil
Patrick R. O’Neil
Corporate Secretary